August 17, 2010

Alliance Data’s Epsilon Signs Expansion Agreement with Unilever

Alliance Data’s Epsilon business announced today that it has signed a multi-year expansion agreement with Unilever to host and manage their consumer database and provide integrated multichannel marketing services, including email and mobile communications. These services will focus on the U.S. and Canada.

Unilever is one of the world’s largest consumer products companies. In the United States, the portfolio includes major brand icons such as Axe, Ben & Jerry’s, Bertolli, Breyers, Caress, Country Crock, Degree, Dove personal care products, Hellman’s, Klondike, Knorr, Lipton, Popsicle, Promise, Q-Tips, Skippy, Slim-Fast, Suave, Sunsilk and Vaseline. Unilever employs more than 10,000 people in the United States and generated over $8 billion in sales in 2009.

Since 2003, Epsilon has provided permission-based email marketing services to Unilever for the purposes of driving consumer engagement, increasing product usage, and building consumer loyalty. Under the terms of the expansion agreement, Epsilon will now also host and manage Unilever’s multichannel campaign database which contains tens of millions of Unilever’s registered consumer records. These consumers opted-in to receive customized communications across dozens of brands in product categories such as food, home care, and personal care. Epsilon will provide customer data integration to identify, cleanse and bring together data from various Unilever data sources. In addition, Unilever will engage with Epsilon’s strategic and analytic consulting group to uncover additional marketing opportunities and strategies.

The comprehensive database and email marketing program will focus on driving retail purchases and building brand loyalty. The goals of the program include streamlining campaign operations, improving direct marketing effectiveness, leveraging consumer data to improve message targeting, and managing consumer privacy concerns.

# # #